Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated July 28, 2025 with respect to the Ordinary Shares of Garden State Limited and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

BIGGER CAPITAL FUND L P

By:	/s/ Michael Bigger
Michael Bigger, Managing Member of Bigger Capital Fund GP, LLC, its general partner
Date:	07/28/2025

Bigger Capital Fund GP, LLC

By:	/s/ Michael Bigger
Michael Bigger, Managing Member
Date:	07/28/2025

Bigger Michael

By:	/s/ Michael Bigger
Michael Bigger
Date:	07/28/2025